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                                                                    Exhibit 99.1

                                COMPANY CONTACT:   Vion Pharmaceuticals, Inc.
                                                   Howard B. Johnson, CFO
                                                   (203) 498-4210 phone

              Vion and the National Cancer Institute to Collaborate

                        on Clinical Trials of Triapine'r'

NEW HAVEN, CT, November 4, 2002 - VION PHARMACEUTICALS, INC. (NASDAQ NM: VION) announced today that the Drug Development Group of the National Cancer Institute's ("NCI") Division of Cancer Treatment and Diagnosis has approved a collaboration for the clinical development of Triapine'r'.

The NCI's decision to collaborate with Vion was based on a review of existing Triapine'r' preclinical and clinical data. As part of the collaboration, the NCI's Cancer Therapy Evaluation Program will sponsor clinical trials of Triapine'r' to further explore its activity as a single agent or in combination with other agents in patients with cancer. Trials to be sponsored by the NCI will be determined after execution of a Clinical Trials Agreement.

Alan Kessman, Vion's Chief Executive Officer, stated, "We are pleased to begin a collaboration on Triapine'r' with the NCI, which is among the largest and most-experienced cancer drug development organizations in the world." He added, "The NCI's involvement supports Vion's view of the scientific merit of Triapine'r' as well as the interest of clinical investigators in studying this compound as a treatment for cancer."

Vion licenses Triapine'r' from Yale University. Triapine'r' is designed to be a potent inhibitor of ribonucleotide reductase, an enzyme important to DNA synthesis and repair.

Vion Pharmaceuticals, Inc. is a biotechnology company developing novel agents for the treatment of cancer. Vion's portfolio of agents includes: Triapine'r', a potent inhibitor of a key step in DNA synthesis and repair; VNP40101M, a unique DNA alkylating agent; and TAPET'r', a modified Salmonella vector used to deliver anticancer agents directly to tumors. For additional information on Vion and its research and product development programs, visit the company's Internet web site at www.vionpharm.com.


This news release contains forward-looking statements. Such statements are subject to certain factors which may cause Vion's plans to differ or results to vary from those expected, including the inability to access capital and funding on a timely basis and on favorable terms, the possibility that favorable results of earlier clinical trials are not predictive of safety and efficacy results in later clinical trials, the need for additional research and testing, and a variety of other risks set forth from time to time in Vion's filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Vion's Annual Report on Form 10-K for the year ended December 31, 2001. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.